UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2011
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-12084 (Commission File Number)	34-1559357 (IRS Employer identification No.)

300 Madison Avenue
Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 325-2100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
          On June 22, 2011, the Board of Directors of Libbey Inc. (“we” or the “Company”) appointed Stephanie A. Streeter to become the Company’s new Chief Executive Officer. In connection with Ms. Streeter’s appointment, we entered into an Employment Agreement with Ms. Streeter, which will become effective on July 1, 2011, at which time Ms. Streeter will serve as CEO-Elect until the retirement of John Meier on July 31, 2011, as previously announced. Ms. Streeter will commence her role as Chief Executive Officer on August 1, 2011.
          Prior to joining the Company, Ms. Streeter, 53, served as interim Chief Executive Officer of the United States Olympic Committee from March 2009 to March 2010. Before joining the United States Olympic Committee, Ms. Streeter was employed by New York Stock Exchange-listed Banta Corporation, a provider of printing and supply chain services, from 2001 to 2007, when Banta was acquired by R.R. Donnelly & Sons Company. Ms. Streeter was appointed as President and Chief Executive Officer of Banta in October 2002 and Chairman in April 2004; she served as President and Chief Operating Officer of Banta from January 2001 to October 2002. Ms. Streeter currently serves as a director of Kohl’s, a department store retailer, and The Goodyear Tire & Rubber Company, a manufacturer and distributor of tires and related products and services. Ms. Streeter is not a party to any transactions that would be required to be disclosed in accordance with Item 404 of Regulation S-K.
          Pursuant to the Employment Agreement, we will pay Ms. Streeter an annual base salary of $700,000. Ms. Streeter will be eligible under our Senior Management Incentive Plan (which we refer to as our “SMIP”) for an annual cash incentive award in a target amount equal to 90% of her annual base salary. Ms. Streeter is eligible to earn up to 200% of the target award based on actual performance. For 2011, Ms. Streeter is entitled to an award under the SMIP that is prorated for to reflect her July 1 start date but in no event is less than $315,000.
          Ms. Streeter also will be eligible for long-term incentive awards under the Company’s long-term incentive plan. Ms. Streeter will have a target award equal to 180% of her annual base salary. Currently, the target award has three components: (a) a performance-based cash award (40%); (b) restricted stock units (RSUs) (30%); and (c) non-qualified stock options (NQSOs) (30%). Ms. Streeter will be eligible to participate in the cash component portion of the program for the 2010-12 performance cycle (which we refer to as our “2010 LTIP”) and the 2011-13 performance cycle (which we refer to as our “2011 LTIP”) on a pro rata basis. Under our 2010 LTIP, cash awards are payable if and to the extent we achieve, over a 3-year performance cycle beginning January 1, 2010 and ending December 31, 2012, cumulative EBITDA (as may be adjusted) equal to the sum of EBITDA budgeted for each of the 3 years during the performance cycle. Under our 2011 LTIP, cash awards are payable if and to the extent we achieve, over a 3-year performance cycle beginning January 1, 2011 and ending December 31, 2013, cumulative EBITDA (as may be adjusted) equal to the sum of EBITDA budgeted for each of the 3 years during the performance cycle. A more detailed description of our long-term incentive program is contained in our proxy statement dated March 31, 2011.
          In addition to participation in the performance-based cash component under our 2010 LTIP and our 2011 LTIP, the Compensation Committee of our Board of Directors has granted to Ms. Streeter, effective as of July 29, 2011, the following awards:
•	Non-qualified stock options that (i) have a grant date fair value, based on a Black Scholes valuation, equal to $350,000; (ii) vest in four equal annual installments of 25% beginning June 30, 2012; and (iii) have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the grant date; and

•	Restricted stock units that have a grant date fair value equal to $350,000 based on the average closing price of our common stock over a period of 60 consecutive trading days ending on the grant date.

Ms. Streeter is entitled to participate in other benefit programs generally available to other executive officers or salaried employees, including, but not limited to, the Libbey Inc. Retirement Savings Plan, the Libbey Inc. Executive Deferred Compensation Plan, financial planning and tax services capped annually at $20,000 and $15,000, respectively, and relocation services, including a stipend of $5,000 a month for temporary housing and commuting expenses until the earlier of her permanent relocation or one year. We also will provide Ms. Streeter with loss-on-sale protection in connection with the sale of her existing home in Wisconsin.
          The term of the Employment Agreement will be three years. The term of the Employment Agreement will be extended automatically for successive one-year periods unless either party gives notice of non-renewal by March 1 of the then-current term. If the Company gives Ms. Streeter notice of non-renewal but advises Ms. Streeter that it would like her to continue her employment, the Company and Ms. Streeter will have until April 1 to negotiate in good faith terms of continued employment. If the Company and Ms. Streeter have not negotiated terms of continued employment by such date, Ms. Streeter may notify the Company that she is willing to extend the term of the Employment Agreement for one year. If the Company does not notify Ms. Streeter by June 30 that it is willing to extend the Employment Agreement for one year, the Company will be deemed to have terminated Ms. Streeter without Cause (as defined in the Employment Agreement and described below).
          The Employment Agreement provides that in the event of death or disability, in addition to any accrued compensation payable at the date of termination, Ms. Streeter will receive an annual incentive pro rated at target through the date of termination, long-term incentive compensation pro rated at target through the date of termination and pro rata vesting of stock options and restricted stock units.
          The Employment Agreement provides that upon a termination by the Company without Cause (as defined in the Employment Agreement and set forth below) or by Ms. Streeter for Good Reason (as defined in the Employment Agreement and set forth below), in addition to any accrued compensation payable at the date of termination, Ms. Streeter will receive severance in an amount equal to two times base salary plus two times the greater of target bonus or average of the prior two years’ bonus, payable over a 24 month period; pro rata annual incentive for the year of termination based on actual performance; pro rata long term incentive compensation based on actual performance; accelerated vesting on any time-vested equity awards that would have otherwise vested after the date of termination but on or prior to the next June 30 following the date of termination; continuation of medical and life insurance benefits for 18 months after termination or until Ms. Streeter receives medical and/or life insurance coverage through a future employer, if earlier than 18 months; and executive level outplacement services paid by the Company in an amount not to exceed $75,000.
          As defined in the Employment Agreement, “Cause” means (i) Ms. Streeter’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after Ms. Streeter issues a notice of termination for Good Reason) to substantially perform her duties, after the Board of Directors delivers to Ms. Streeter a written demand for substantial performance that specifically identifies the manner in which the Board believes that she has not substantially performed her duties, (ii) Ms. Streeter’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after issuance of a notice of termination for Good Reason) to substantially follow and comply with the specific and lawful directives of the Board of Directors, as reasonably determined by the Board, after the Board delivers to Ms. Streeter a written demand that specifically identifies the manner in which the Board believes that she has not substantially followed or complied with the directives of the Board, (iii) Ms. Streeter’s commission of an act of fraud or dishonesty that results in a material adverse effect to the Company or her commission of an act in material violation of the Company’s code of ethics as in effect from time to time, or (iv) Ms. Streeter’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
          As defined in the Employment Agreement, “Good Reason” means (i) a material diminution in Ms. Streeter’s authority, duties, or responsibilities, including without limitation her ceasing to be the Chief Executive Officer of the Company reporting directly to the Board of Directors; (ii) a reduction of Ms. Streeter’s base salary; (iii) a reduction of Ms. Streeter’s incentive compensation opportunity by a percentage greater than that applicable to all other executive officers; (iv) a reduction or elimination of an executive benefit or an employee benefit and the reduction is not applicable to all other officers in the same or similar manner; (v) Ms. Streeter at any time fails to be elected as a member of the Board of Directors; or (vi) The Company materially breaches the Employment Agreement and does not remedy such breach prior to the expiration of 30 days after receipt of written notice of the breach given by Ms. Streeter to the Company.

          Ms. Streeter will not be party to a separate Change in Control Agreement. The Employment Agreement provides that upon a termination by the Company without Cause or a termination by Ms. Streeter for Good Reason within two years following a Change in Control (as defined in the Employment Agreement and set forth below) or if a Change in Control occurs within six months following a termination by the Company without Cause or a termination by Ms. Streeter for Good Reason, Ms. Streeter will receive all of the benefits she would have received upon a termination by the Company without Cause or a termination by Ms. Streeter for Good Reason, except that the severance benefit will be two and one-half times salary plus bonus (rather than two times as set forth above) and will be paid in a lump sum rather than installments (subject to compliance with Section 409A of the Internal Revenue Code).
          The Employment Agreement does not provide for any separation pay upon voluntary resignation or retirement.
          All benefits payable under the Agreement after termination will be conditioned on Ms. Streeter executing a release of claims against the Company.
          The Agreement provides for perpetual confidentiality and non-disparagement provisions post- termination and provides for covenants against competition with the Company and solicitation of the Company’s employees and customers for 24 months following termination.
Item 7.01. Regulation FD Disclosure.
          On June 27, 2011, the Company issued a press release announcing the retention of Ms. Streeter as Chief Executive Officer and the appointment of William Foley as Chairman of the Board, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.
          This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, unless Libbey Inc. specifically incorporates it by reference in a document filed under the Securities Act of 1933 or the Exchange Act. By filing this Current Report on Form 8-K and furnishing this information, Libbey Inc. makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Press Release dated June 27, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant
Date: June 27, 2011	By:	/s/ Susan A. Kovach
Susan A. Kovach
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit
Number	Description

99.1	Press Release dated June 27, 2011